Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 17, 2017

Thank you Tim and good morning everyone.

The performance of our Inland Barge Group during the fourth quarter reflects ongoing weak demand for barges that transport goods along the inland waterways. Year-over-year revenue and profit declined during the quarter due to fewer barge deliveries and changes in product mix. We received $18 million in barge orders during the fourth quarter compared to $190 million during the same quarter in 2015, bringing the total backlog to $120 million. We have rationalized our manufacturing footprint and now have two facilities operating.

The current weak demand environment follows multiple years of strong demand. The large number of barges manufactured during that time period, coupled with other freight movement factors, has resulted in available barges exceeding demand. Our customers are cautiously optimistic that fleet utilization will begin to improve later this year.

At this time, we are projecting a decline in revenues during 2017 of approximately 50%, and significantly lower operating profit. As we progress through the year, we expect operating performance to deteriorate to essentially a breakeven run rate. We have the manufacturing flexibility to respond quickly should demand improve.

The financial performance of the Energy Equipment Group during the fourth quarter reflects mixed demand conditions for the end markets we serve. The year-over-year increase in quarterly revenue for this group was primarily due to higher volumes in our wind towers business. The decline in quarterly operating profit was primarily due to weak results in our businesses that serve the oil and gas markets.

During 2016, the wind towers business received $1.2 billion of orders, including approximately $200 million added to the backlog in the fourth quarter. Our wind tower backlog now totals $1.1 billion providing production visibility and continuity for this business.

The production tax credit, along with improved wind turbine technology, is expected to encourage new wind farm installations during the next few years. However, as the tax credit phases out, the entire supply chain is challenged to reduce costs, resulting in significant margin pressure.

During the fourth quarter, we saw further evidence of a potential increase in demand for utility structures. However, pricing continues to be highly competitive.

As a result of these continued headwinds we expect revenues to be down slightly in 2017 for the total Energy Group compared to 2016, and operating margins to be compressed.

Moving to our Construction Products Group…

This Group achieved record operating profit in 2016 on revenues similar to 2015. The Construction Products Group’s financial results stemmed from a strong performance in our construction aggregates business and improved margins in our highway products business.

Demand for construction aggregates is strong primarily due to infrastructure-related work within our primary markets in the Southwestern U.S. We continue to look for opportunities to expand the market positions of this business.

Our highway products business is performing well. Funding initiatives at the Federal and State level are driving commitments to longer-term highway projects. We see opportunities for this segment should Congress pass a large infrastructure bill, as has been discussed by the new administration.

In closing, I am pleased with how our businesses are responding to mixed demand conditions.

And now, I will turn the presentation over to Steve.